Morgan Stanley Institutional Fund, Inc. - Global Discovery Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Dunkin' Brands
Group Inc.
Purchase/Trade Date:	7/27/11
Size of Offering/shares: 22,250,000 shares
Offering Price of Shares: $19.00
Amount of Shares Purchased by Fund:  46
Percentage of Offering Purchased by Fund: 0.000
Percentage of Fund's Total Assets: 0.04
Brokers:  JPMorgan, Barclays Capital, Morgan Stanley, BofA Merrill
Lynch, Goldman, Sachs & Co., Baird, Stifel Nicolaus Weisel, William
Blair & Company, Wells Fargo Securities, Raymond James, Moelis &
Company, SMBC Nikko, Ramirez & Co., Inc., The Williams Capital Group, L.P. Purchased from: Barclays Capital

Securities Purchased:	 Zynga Inc.
Purchase/Trade Date:	 12/15/2011
Size of Offering/shares: 100,000,000 shares
Offering Price of Shares: $10.000
Amount of Shares Purchased by Fund: 2,186 shares
Percentage of Offering Purchased by Fund: 0.002
Percentage of Fund's Total Assets: 0.61
Brokers:  Morgan Stanley, Goldman, Sachs & Co., BofA Merrill
Lynch, Barclays Capital, J.P. Morgan, Allen & Company LLC
Purchased from: Goldman Sachs